Exhibit 99.1

SENSEONICS HOLDINGS, INC. REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

GERMANTOWN, MD, August 7, 2019 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and commercialization of a long-term, implantable continuous glucose monitoring (CGM) system for people with diabetes, today reported financial results for the quarter ended June 30, 2019.

RECENT HIGHLIGHTS & ACCOMPLISHMENTS:

•	Second quarter 2019 revenue of $4.6 million
•	Received the non-adjunctive indication, or dosing claim, from the FDA for the Eversense CGM System
•

Presented positive, 90-day real-world data at the 79th annual American Diabetes Association Scientific Sessions from the first 205 US commercial patients using Eversense which demonstrated 62% time-in-range, only 4% time in hypoglycemia (<70 mg/dL) and 84% median wear time of the transmitter

•	Strengthened balance sheet by raising over $100 million gross proceeds through borrowings under a term loan agreement and the issuance of convertible debt and equity

“We are encouraged by our progress commercializing the Eversense CGM System in the first half of the year as we increased utilization and our patient base, added incremental prescribers, received positive coverage decisions and initiated a positive dialogue with CMS (Centers for Medicare & Medicaid Services),” said Tim Goodnow, President and Chief Executive Officer of Senseonics. “We are confident we will continue to accelerate adoption based off of early patient experience and clinical performance combined with the attractiveness of the Bridge Patient Access program and a growing number of health care providers prescribing Eversense. We are also pleased to have strengthened our balance sheet meaningfully through a combination of instruments.”

SECOND QUARTER 2019 RESULTS:

Revenue was $4.6 million for the second quarter of 2019 including adjustments for the bridge program, compared to $3.6 million for the second quarter of 2018.

Second quarter 2019 gross profit decreased by $4.4 million year-over year, to ($4.6) million. The decrease in gross profit was primarily due to warranty expense and impairment charges associated with product design changes and manufacturing yield losses.

Second quarter 2019 sales and marketing expenses increased by $8.0 million year-over year, to $14.2 million. The increase in sales and marketing expenses was primarily driven by the build out of the U.S. salesforce and marketing expenses.

Second quarter 2019 research and development expenses increased by $2.2 million year-over-year, to $10.5 million. The increase in research and development expenses was primarily driven by expenses associated with the 180-day PROMISE clinical study.

Second quarter 2019 general and administrative expenses were essentially flat year-over-year at $5.4 million.

Net loss was $31.1 million, or $0.17 per share, in the second quarter of 2019, compared to $32.5 million, or $0.23 per share, in the second quarter of 2018.

As of June 30, 2019, cash and cash equivalents were $65.3 million and outstanding indebtedness was $62.7 million. In July 2019, Senseonics raised over $100 million in gross proceeds through a combination of borrowings under a term loan agreement and the issuance of convertible debt and equity.

2019 Financial Outlook

Revenue for full year 2019 is expected to be in the range of $25 to $30 million.

CONFERENCE CALL AND WEBCAST INFORMATION

Company management will host a conference call at 4:30 pm (Eastern Time) today, August 7, 2019, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics’ website.

Live Teleconference Information: Dial in number: 800-309-1256 Entry Number: 026232 International dial in: 786-789-4796	Live Webcast Information: Visit http://www.senseonics.com and select the “Investor Relations” section

A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformational glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics' CGM systems, Eversense® and Eversense® XL, include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

FORWARD LOOKING STATEMENTS

Any statements in this press release about future expectations, plans and prospects for Senseonics, including statements about the potential additional positive coverage decisions, the potential commercialization of Eversense in additional markets, Senseonics’ projected revenue for full year 2019, the ongoing commercialization of Eversense, growing patient and clinician demand for Eversense, and the potential life-enhancing benefits Eversense offers people with diabetes, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties in the development and regulatory approval processes, uncertainties inherent in the commercial launch and commercial expansion of the product,  and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2018, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

INVESTOR CONTACT Lynn Lewis or Philip Taylor Investor Relations 415-937-5406 Investors@senseonics.com

FINANCIAL STATEMENTS TO FOLLOW:

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2019	2018

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$65,296	$136,793
Accounts receivable	839	830
Accounts receivable - related parties	4,963	6,267
Inventory, net	16,787	10,231
Prepaid expenses and other current assets	6,091	3,985
Total current assets	93,976	158,106

Deposits and other assets	2,142	117
Property and equipment, net	2,278	1,750
Total assets	$98,396	$159,973

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,779	$4,407
Accrued expenses and other current liabilities	16,922	13,851
Deferred revenue	—	628
Term Loans, accrued interest	2,002	—
Term Loans, current portion	9,901	10,000
Total current liabilities	33,604	28,886

Term Loans, net of discount and current portion	—	4,783
2023 Notes, net of discount	37,815	36,103
Derivative liability	10,130	17,091
Term Loans, accrued interest	—	1,764
Other liabilities	1,674	85
Total liabilities	83,223	88,712

Stockholders’ equity:
Common stock, $0.001 par value per share; 450,000,000 shares authorized; 177,031,842 and 176,918,381 shares issued and outstanding as of June 30, 2019 and December 31, 2018	177	177
Additional paid-in capital	433,229	428,878
Accumulated deficit	(418,233)	(357,794)
Total stockholders' equity	15,173	71,261
Total liabilities and stockholders’ equity	$98,396	$159,973

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue, net	$1,475	$553	$2,718	$931
Revenue, net - related parties	3,132	3,070	5,312	5,638
Cost of sales	9,160	3,839	15,893	7,147
Gross profit	(4,553)	(216)	(7,863)	(578)

Expenses:
Sales and marketing expenses	14,179	6,177	27,013	9,618
Research and development expenses	10,504	8,289	17,612	16,402
General and administrative expenses	5,417	5,382	11,933	9,393
Operating loss	(34,653)	(20,064)	(64,421)	(35,991)
Other income (expense), net:
Interest income	410	241	1,037	425
Interest expense	(1,965)	(2,236)	(3,999)	(4,007)
Change in fair value of derivative liability	4,889	(10,166)	6,961	(15,013)
Other income (expense)	245	(271)	(17)	(183)
Total other income (expense), net	3,579	(12,432)	3,982	(18,778)

Net loss	(31,074)	(32,496)	(60,439)	(54,769)
Total comprehensive loss	$(31,074)	$(32,496)	$(60,439)	$(54,769)

Basic and diluted net loss per common share	$(0.17)	$(0.23)	$(0.34)	$(0.40)
Basic and diluted weighted-average shares outstanding	177,012,497	138,767,873	176,983,467	137,923,135